Focus Funds Series A
Statement of Assets and Liabilities
November 17, 2015

Assets:
Cash	$ 135,200
Total Assets	135,200
Liabilities:
Total Liabilities	0
Net Assets	$ 135,200

Net Assets Consist of:
Paid-In Capital	$ 135,200
Net Assets	$ 135,200

INVESTOR CLASS
Net Asset Value	$ 10.00
Short-term Redemption Price Per Share ($10.00 x .98) *	$ 9.80
Shares of Beneficial Interest Outstanding (No Par Value, Unlimited Shares Authorized)	13,520

* The Fund will impose a 2.00% redemption fee on shares redeemed within 90 days of purchase.
The accompanying notes are an integral part of this financial statement.

Focus Fund Series ANOTES TO FINANCIAL STATEMENT

November 17, 2015

1.  ORGANIZATION

Focus Funds Series A (the "Fund") was organized on April  26, 2015 and operations are yet to commence. The Fund is an open-end investment company, registered, under the Investment Company Act of 1940, as amended, established under the laws of Nevada by an Agreement and Declaration of Focus Funds Series Inc, dated April 26, 2015 (the “Corporate Bylaws”). The Corporate Bylaws permits the Directors to issue an unlimited number of shares of beneficial interest (“shares”) of separate series without par value. Focus Funds Series A is currently the only series authorized by the Directors. The Fund consists of one class of shares offered by the Fund: Investor Shares. The investment advisor to the Fund is Nevada RIA LLC (the "Advisor").

The Fund seeks to achieve long-term capital appreciation in the value of its shares.

The Fund has had no operations other than those actions related to organizational matters as of April 26, 2015.

2.  SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

SECURITY VALUATION - All investments in securities are recorded at their estimated fair value, as described in Note 3.

ORGANIZATIONAL AND OFFERING EXPENSES - All costs incurred by the Fund in connection with the organization, offering and initial registration of the Fund, principally professional fees, were paid on behalf of the Fund by the Advisor and will not be borne by the Fund.

FEDERAL INCOME TAXES - The Fund’s policy is to comply with the requirements of Subchapter M of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no federal income tax provision is required.

USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

3.  SECURITIES VALUATIONS

As described in Note 2, all investments in securities are recorded at their estimated fair value. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis.

A description of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

Focus Fund Series ANOTES TO FINANCIAL STATEMENT – (CONTINUED)

November 17, 2015

3.  SECURITIES VALUATIONS (continued)

Equity securities (common stock including American Depository Receipts, closed end mutual funds, and real estate investment trusts) - Equity securities are valued by using market quotations furnished by a pricing service when the Advisor believes such prices accurately reflect the fair market value of such securities. Securities that are traded on any stock exchange are valued by the pricing service at the last quoted sale price. Lacking a last sale price, an exchange traded security is valued by the pricing service at its last bid price. Securities traded in the NASDAQ over-the-counter market are valued by the pricing service at the NASDAQ Official Closing Price. To the extent these securities are actively traded and valuation adjustments are not applied, they are classified in Level 1 of the fair value hierarchy.

Money market mutual funds are generally priced at the ending net asset value provided by the service agent of the funds. These securities will be categorized as Level 1 securities.

Fixed income securities (including corporate bonds, debentures and notes, U.S. Government Securities, municipal securities, mortgage-backed and asset-backed securities, and fixed income oriented exchange-traded funds) valued using market quotations in an active market, will be categorized as Level 1 securities.  However, they may be valued on the basis of prices furnished by a pricing service when the Advisor believes such prices more accurately reflect the fair value of such securities.  A pricing service utilizes electronic data processing techniques based on yield spreads relating to securities with similar characteristics to determine prices for normal institutional-size trading units of debt securities without regard to sale or bid prices.  These securities will generally be categorized as Level 2 securities.

When market quotations are not readily available, when the Advisor determines that the market quotation or the price provided by the pricing service does not accurately reflect the current fair value, or when restricted or illiquid securities are being valued, such securities are valued at a fair price as determined by the Advisor in good faith, in accordance with guidelines adopted by and subject to review of the Board of Directors (the “Board”).  These securities will generally be categorized as Level 3 securities.  Manually priced securities held by the Fund (if any) are reviewed by the Board on a quarterly basis.

Short term investments in fixed income securities with maturities of less than 60 days when acquired, or which subsequently are within 60 days of maturity, are valued by using the amortized cost method of valuation. These securities are categorized as Level 2 or Level 3, when appropriate.

GAAP establishes a framework for measuring fair value.  The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  It applies to fair value measurements already required or permitted by existing standards.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under GAAP are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Fund has the ability to access.

Focus Fund Series A

NOTES TO FINANCIAL STATEMENT – (CONTINUED)

November 17, 2015

3.  SECURITIES VALUATIONS (continued)

Level 2 - Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in inactive markets.  Level 2 inputs include those other than quoted prices that are observable for the asset or liability and that are derived principally from, or corroborated by, observable market data by correlation or other means.  If the asset or liability has a specified term the Level 2 inputs must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used should maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodology used for assets measured at fair value.

Investments - Valued at quoted market prices

The preceding method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, although the Advisor believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Fund did not have any assets or liabilities that were measured at fair value at April 26, 2015.

4.  RELATED PARTY TRANSACTIONS

Under the terms of the Management Agreement, the Advisor manages the investment portfolio of the Fund, subject to policies adopted by the Corporation’s Board of Directors.  Under the Management Agreement, the Advisor, at its own expense and without reimbursement from the Corporation, furnishes office space and all necessary office facilities, equipment and executive personnel necessary for managing the assets of the Fund. For its services, the Advisor receives an annual investment management fee of 1.00% of the average daily net assets of the Fund. Other expenses include administrative expense of 0.75%, acquired Fund Fees and Expenses of 0.04% (Estimated amount for the current fiscal year) and the Total Annual Fund Operating Expenses is 1.79%.

Focus Fund Series A

NOTES TO FINANCIAL STATEMENT – (CONTINUED)

November 17, 2015

5.  CAPITAL SHARE TRANSACTIONS

At November 17, 2015, paid-in capital amounted to $135,200. Transactions in capital stock were as follows:

Shares Sold

13,520

Shares Redeemed

-

Net Increase and Shares Outstanding

13,520

The Fund imposes a redemption fee of 2.00% of the total redemption amount if you sell or exchange your shares after holding them for 90 days or less.

6.  BENEFICIAL OWNERSHIP

The beneficial ownership, either directly or indirectly, of more than 25% of the voting securities of a fund creates a presumption of control of the Fund, under Section 2(a)(9) of the 1940 Act.  As of November 17, 2015, 100% of the outstanding shares of the Fund are owned by Rajendra Prasad.